UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14C

Preliminary Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-6(d)(2))
☐	Definitive information statement

Company Name: HOUSERAISING, INC.

Payment of filing fee (check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies: Common Stock, $.001 par value (“Common Stock”) and Class A Voting
Convertible	Preferred Stock, $.001 par value (“Class A Convertible Preferred”), convertible into 10 shares of Common Stock.

(2)
Aggregate number of securities to which transaction applies: 37,269,071 shares of Common Stock and 1,000,000 shares of Class A Convertible Preferred, representing shares entitled to a total of 47,269,071 votes at the Annual Meeting of Shareholders.

(3)	Per unit price/underlying value pursuant to Exchange Act Rule 0-11: Not applicable.

(4)	Proposed maximum aggregate value of transaction: Not applicable

(5)	Total fee paid: Not applicable

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

(1)	Amount previously paid: Not applicable
(2)	Form, schedule or registration statement no.: Schedule 14C
(3)	Filing party: HouseRaising, Inc.
(4)	Date filed: March 9, 2005

HOUSERAISING, INC.
4801 E. Independence Blvd., Suite 201
Charlotte, North Carolina 28212

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On March 24, 2005

To Our Stockholders:

As previously set forth in our notice to shareholders dated February 10, 2005, The Annual Meeting of Stockholders of HouseRaising, Inc. (the "Company") will be held Thursday, March 24, 2005, at 9:00 a.m. Eastern Standard Time, at the Company’s headquarters, 4801 East Independence Blvd., 5th Floor Conference Room, Charlotte, North Carolina 28212.

The purposes of the meeting are:

1.	To elect a Board of Directors to serve for the ensuing year;

2.	To approve the Company’s accounting firm for 2005;

3.	To present audited results of operations;

4.	To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

Holders of the Company's Common Stock of record at the close of business on February 15, 2005, are entitled to receive notice of and to vote at the meeting.

The accompanying Information Statement is furnished on behalf of the Board of Directors of the Company and provides an additional notice of, and information about, the Company's Annual Meeting of Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

For the Board of Directors

Charlotte, North Carolina March 9, 2005	By:	/s/ Christine M. Carriker
Name: Christine M. Carriker
Title: Secretary

HOUSERAISING, INC.
4801 E. Independence Blvd., Suite 201
Charlotte, North Carolina 28212

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

This Information Statement is furnished on behalf of the Board of Directors of HouseRaising, Inc., a North Carolina corporation (the "Company") to provide notice of the Company's Annual Meeting of Stockholders to be held Thursday, March 24, 2005, Eastern Standard Time, at 9:00 a.m., at the headquarters of the Company, 4801 E. Independence Blvd., 5th Floor Conference Room, Charlotte, North Carolina 28212. This Information Statement is first being sent or given to stockholders of the Company on or about March 9, 2005.

VOTING

The common stock, $.001 par value (the "Common Stock"), of the Company is entitled to vote on all matters that are properly brought before the holders thereof for consideration. Only stockholders of record at the close of business on February 15, 2005, the record date, are entitled to vote at the Annual Meeting. As of the record date, there were 37,269,071 shares of Common Stock outstanding and approximately 95 holders of the Common Stock, excluding shares held in street name. Each share of the Company's Common Stock is entitled to one vote. In addition, as of the record date, there were 1,000,000 shares of Class A Convertible Preferred Stock outstanding, which are entitled to ten (10) votes per share on all matters that are properly brought before the holders thereof for consideration, and the Class A Convertible Preferred Stock votes together with the Common Stock as a single class for the election of directors. Accordingly, as of the record date, there are a total of 38,269,071 combined voting shares entitled to cast 47,269,071 votes for the election of directors of the Company.

The shares of Common Stock and Class A Convertible Preferred Stock owned by members of the Board of Directors of the Company, which account for 26,848,419 shares of total combined voting power, or 56.8% of the total issued and outstanding votes, will be voted for the election of directors as recommended by the Board of Directors.

ELECTION OF DIRECTORS

A Board of Directors consisting of eight members will be elected at theAnnual Meeting, each member to serve until the next Annual Meeting and until a successor shall be elected and shall qualify.

The affirmative vote of a majority of the total combined voting power represented by the shares of Common Stock and Class A Convertible Preferred Stock present in person or by proxy at the Annual Meeting is required to elect a director.

Brief statements setting forth the age (at March 24, 2005), the business experience, the year in which first elected a director, and other information concerning each nominee appear below. All such nominees are members of the present Board of Directors.

Charles M. Skibo (age 66): Chairman of the Board and Chief Executive Officer of HouseRaising, Inc., elected to the Board in 2004. Mr. Skibo was previously CEO of SE&C, a consulting company focused on providing financial assistance and funding of acquisitions for companies in the IP & Telecom related market segments. Prior to SE&C, he was Chairman and CEO of Colo.com from 1999 to 2001. During his tenure, Colo.com raised $535 million, built and operated 27 co-location data centers with staffing increasing from nine to 350 employees. Prior to Colo.com, Mr. Skibo was President and CEO of US Sprint where he was instrumental in the merger of US Telecom, GTE Sprint & GTE Telenet to form US Sprint, a $2.4 billion company. Before US Sprint, Mr. Skibo was an Executive at MCI as Sr. VP of Business Development/Planning, Sr. VP of Operations and President of MCI Southeast.

Robert V. McLemore (age 62): Founder, Director and President of HouseRaising, Inc. Served on the Board since inception. Mr. McLemore brings nearly 40 years of experience managing regional custom homebuilding operations to HouseRaising and its affiliated companies. For many years, Mr. McLemore served as director for two Charlotte banks, trustee for the area’s leading private school and was a national director for the American Morgan Horse Association. The experiences gained from four decades of selling, designing and building some 2,000 custom homes are now being developed into a computerized management system that has become the HouseRaising franchise. Mr. McLemore is currently developing the HouseRaising franchise into a patented business methodology and national support operation capable of managing design/build and renovation projects in multiple regions around the country.

Christine M. Carriker (age 43): Director, Co-Founder, Chief Administrative Officer, Senior Vice President and Secretary of HouseRaising, Inc. Ms. Carriker has served on the Board since inception. She is responsible for all of the Company's Builder Service and Support activities that include project cost budgeting, new home customer financing, accounting and administrative services. Prior to participating in the founding of the Company, for 20 years Ms. Carriker was Vice President of Administration for a large custom homebuilding company in Charlotte.

Robert M. Burroughs (age 68): Honorable Robert M. Burroughs, Director and VP Public Relations, and has served the Board since inception. Judge Burroughs directs the company's public relations efforts throughout the Carolinas and promotes HouseRaising as a quality product. He assists the Company by consulting on various legal matters pertaining to contracts the Company enters with its franchisees. Prior to joining the Company, Judge Burroughs was a Senior Judge for the North Carolina Superior Court for many years.

James S. O’Conner (age 71): Director. Mr. O’Conner is a private investor residing in Palm Springs, CA who joined the Company’s Board of Directors at its inception. He brings decades of corporate management experience to the Company, and has organized independent firms that he subsequently sold to public companies over the years.

Thomas E. Schubert, JD (age 64): Director since inception. Tom is a former Family Court Judge and currently heads a litigation practice in Warren, Ohio. He has committed to an active investment and management role in the Company’s Northern Zone.

Grant S. Neerings (age 48): Vice President and Director of HouseRaising, Inc. Mr. Neerings joined the Board in 2004. Mr. Neerings is also President and Chief Manager of HouseRaisingAcademy, LLC. Mr. Neerings has a long and successful career in the training, knowledge management and information technology fields. He was one of the founders of Egghead University and designed the Performance-based Training methodology used in its formal training programs. He is currently CEO of LearnBytes, an E-Learning program developer and operator that has contracted with the Company for the development of the Academy’s E-Learning program. Earlier, Mr. Neerings was the Vice President of Information Technology for Muzak where he oversaw the digitization of over 150,000 music CDs.

Daniel S. Fogel (age 57): Director, elected in March 2005. Dr. Fogel is Dean of Charlotte Programs at The Babcock Graduate School of Management, Wake Forest University. In addition to serving as the Dean for the Charlotte Programs and as a Professor, Dr. Fogel has published research that includes work on behavioral studies, education, health care, psychology, sociology and economics. He also has written three books on managing in emerging market economies. He has held teaching, research, consulting and academic administration assignments in the United States, Asia, South America and Eastern Europe. Dr. Fogel has served in managerial positions with oil and gas companies and a large hospital system.

MEETINGS AND COMMITTEES OF THE BOARD

Our Company was created by the merger of HouseRaising, Inc., a Delaware corporation, with and into Technology Connections, Inc., a North Carolina corporation (the “Merger”), pursuant to an Agreement and Plan of Merger, dated February 19, 2004 (the “Agreement”), which Merger was consummated on August 31, 2004. Shortly thereafter, the name of Technology Connections, Inc. was changed to HouseRaising, Inc. In connection with the Agreement and the Merger, a Definitive Information Statement on Schedule 14C was prepared and filed with the Commission, as well as mailed to stockholders, on August 10, 2004, a copy of which is available for review on the Commission’s web site at www.sec.gov. The Definitive Information Statement on Schedule 14C contains important information about HouseRaising, Inc., a Delaware corporation, and Technology Connections, Inc., and the terms and conditions of the Merger.

At the closing of the Merger, the initial members of the Board of Directors took office and consisted of eight members. The following summary sets forth the actions taken by the Board of Directors of HouseRaising, Inc. since it was constituted on August 31, 2004.

During 2004, the Board of Directors of the Company held two meetings and took twelve actions by unanimous written consent without a meeting pursuant to North Carolina law. In addition, there is one standing committee of the Board of Directors, the Compensation Committee, which took corporate actions and which met during 2004 as described below. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors, and the committee of the Board on which they served during their tenure in 2004.

Compensation Committee. The Compensation Committee has the authority and responsibility to administer the Company’s Non-Qualified Employee Stock Compensation Plan and to handle other director, officer, employee and independent contractor compensation matters. The members of the Compensation Committee took action on twenty-three separate occasions during 2004, most of which related to authorizing stock compensation to employees and independent contractors of the Company. The Company has a unique system of compensation, pursuant to which employees and independent contractors are awarded shares of Common Stock in lieu of cash wages, which enables the Company to conserve its cash for working capital purposes and reward employees and independent contractors with a continuing participation in the future of the Company. The employees and independent contractors can also sell their shares of Common Stock in the market, with the consultation and advice of our securities counsel, and thereby recognize the proceeds of sale for their day-to-day needs. When the Company is in a position to pay cash wages and compensation, it intends to do so, but, for the time being, the stock based compensation program has been effective.

Audit Committee. The Company has an Audit Committee which was established in February of 2005 and has the authority and responsibility of overseeing the work of the independent public accountant for the Company and to meet with such accountant from time to time to determine the adequacy of the Company’s accounting systems and controls, as well as audit procedures. The Audit Committee has held no formal meetings to date, but it has its first scheduled meeting with our accountant prior to the date of the Annual Meeting of Shareholders.

Other Functions. There is no standing nominating committee of the Board of Directors, nor is there any committee of the Board of Directors performing similar functions.

Director Compensation. Directors who are also officers of the Company do not receive directors' fees or other amounts in compensation for participation on the Board of Directors or a committee of the Board of Directors. All other directors are each paid travel expenses for each meeting of the Board of Directors attended.

SECURITY OWNERSHIP OF CERTAIN OWNERS

Set forth below is information with respect to each person, entity or group known to have been the beneficial owner of more than 5% of the Company's total combined voting shares, consisting of Common Stock and Class A Convertible Preferred Stock, as of February 15, 2005.

Name and Address of	Shares Beneficially	Percent of
Beneficial Owner	Owned (1)(2)	Total Combined Votes (4)

Robert V. McLemore	10,933,000	30.9%
c/o HouseRaising, Inc.	366,452 (2)
4801 E. Independence Blvd. Ste 201
Charlotte, NC 28212

Linda W. McLemore	6,197,306	17.9%
c/o HouseRaising, Inc	227,101 (2)
4801 East Independence Blvd., Ste 201
Charlotte, NC 28212

Robert V. McLemore Revoc. Trust	6,704,040 (3)	19.4%
c/o HouseRaising, Inc.	245,671 (2)(3)
4801 East Independence Blvd., Ste 201
Charlotte, NC 28212

(1)	Except as otherwise indicated, the beneficial owner of the shares exercises sole voting and investment powers.

(2)
Represents ownership of Class A Convertible Preferred Stock, of which 1,000,000 shares are currently outstanding. Each share of Class A Convertible Preferred Stock is convertible into ten(10) shares of common stock after five (5) years from the date of issuance, and currently votes on an “as converted” basis with the shares of common stock on all matters, including voting on the election of directors.

(3)
Robert V. McLemore is the beneficial owner of the shares of Common Stock and Class A Convertible Preferred Stock held by the Robert V. McLemore Revoc. Trust by virtue of his sole voting and investment powers as Trustee.

(4)	Total combined voting shares represents 37,269,071 shares of Common Stock and 1,000,000 shares of Class A Convertible Preferred Stock, which is convertible after five (5) years from the date of issuance into ten (10) shares of Common Stock and which currently votes on an “as converted” basis together with the shares of Common Stock. Accordingly, the total combined voting shares have the right to cast 47,269,071 votes

EXECUTIVE OFFICERS

The Bylaws of the Company provide for the election of executive officers annually at the meeting of the Board of Directors following the Annual Meeting of Stockholders. Executive officers serve until their successors are chosen and qualified or until their death, resignation or removal.

Brief statements setting forth the age (at March 24, 2005), the offices held and the business experience during the past five years of each executive officer appears below.

Charles M. Skibo (age 66): Chairman of the Board and CEO. For the biography of Mr. Skibo, see "Election of Directors."

Robert V. McLemore (age 62): Founder and President. For the biography of Mr. McLemore, see “Election of Directors”.

Sherron Skibo (age 64): Executive VP, Chief Operating Officer. As COO of HouseRaising, Inc., Ms. Skibo is managing development of the company’s infrastructure and national expansion plan, a role she has done well for over 20-years in the homebuilding arena. Prior to joining HouseRaising, Ms. Skibo was Executive Vice President and CFO of a private company, Patriot Homes, Inc. Ms. Skibo was responsible for financial matters and was instrumental in growing revenues at Patriot from $100 million to $350 million. Before Patriot Homes, Ms. Skibo was a Senior Executive at Porten Sullivan Corporation and International American Homes. With the merger of Porten Sullivan into International American Homes, Ms. Skibo became Executive VP of International American Homes and managed financial matters of the company including several strategic acquisitions in California and Florida. As VP of the Porten Sullivan Corporation, Ms. Skibo raised $80 million and managed development of the company’s infrastructure into a successful operation. After growing into a $100 million business, Ms. Skibo managed the sale of Porten Sullivan to International American Homes.

Kristy M. Carriker (age 43): Director, Co-Founder, Chief Administrative Officer, Senior Vice President and Secretary/Treasurer. For the biography of Ms. Carriker, see “Election of Directors”.

Grant S. Neerings (age 48): Director, Vice President. For the biography of Mr. Neerings, see “Election of Directors”.

Richard A. von Gnechten (age 41): Chief Financial Officer. Mr. von Gnechten was formerly Financial Vice President and CFO for $2 billion Hawaiian Electric Company, Inc. (NYSE: HE), where he was responsible for all aspects of the Company’s financial management, including accounting, finance, treasury, risk management, information technology and other related matters. Under Mr. von Gnechten’s guidance and leadership, the Company maintained a superior credit rating, despite difficult circumstances prevalent in the energy market. During his tenure at Hawaiian Electric, the Company was recognized as a top public company for corporate governance and disclosure transparency. Mr. von Gnechten has 20 years experience as CEO, CFO or controller of growing companies and is recognized for his expertise in Sarbanes-Oxley compliance. As a proven leader in the public arena, Mr. von Gnechten is responsible for all financial and SEC matters for HouseRaising, Inc. and its subsidiaries.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information with respect to shares of each class of voting equity security of the Company beneficially owned by directors of the Company, naming them, and by all directors and officers of the Company as a group, as of February 15, 2005. The address of each of the officers and directors is c/o HouseRaising, Inc., 4801 E. Independence Boulevard, Ste. 201, Charlotte, NC 28212.

		Percentage of
	Amount and Nature of	Total Combined Voting
Name of Beneficial Owner	Beneficial Ownership (2)	Shares (3)(4)(6)

Charles M. Skibo	376,400 (1)	0.8%

Robert V. McLemore	10,933,000 (1)	50.3%
	6,704,040 (5)(1)
	366,452 (4)
	245,671 (4)(5)

Kristy M. Carriker	1,579,999 (1)	4.5%
	56,775 (4)

Grant S. Neerings	523,500 (1)	1.1%

Kevin G. Kyzer	424,350 (1)	0.9%

Sherron Skibo	100,000 (1)	*

Richard A. von Gnechten	35,000 (1)	*

James O’Conner	40,000 (1)	*

Robert M. Burroughs	2,500 (1)	*

Thomas E. Schubert	0	*

All Officers and Directors	27,407,769	58.0%

(1)	Represents ownership of shares of Common Stock, $.001 par value.

(2)	Except as otherwise indicated, the beneficial owner of the shares exercises sole voting and investment powers.

(3)	Percentages are calculated on the basis of the amount of outstanding securities plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to option, conversion privileges or other rights. An asterisk signifies less than 1%.

(4)	Represents ownership of Class A Convertible Preferred Stock, of which 1,000,000 shares are currently outstanding. Each share of the Class A Convertible Preferred Stock is convertible into ten (10) shares of common stock after five (5) years from the date of issuance, and currently votes on an “as converted” basis with the shares of common stock on all matters, including voting on the election of directors.

(5)	Mr. McLemore is the beneficial owner of the 6,704,040 shares of Common Stock and the 245,671 shares of Class A Convertible Preferred Stock held by the Robert V. McLemore Revoc. Trust by virtue of his sole voting and investment powers as Trustee.

(6)
Represents shares having a total combined voting power of 47,269,071, which is the sum of 37,269,071 shares of Common Stock and 1,000,000 shares of Class A Convertible Preferred Stock which are entitled to ten (10) votes per share.

BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and beneficial owners of more than 10% of a registered class of the Company's equity  securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities
Dealers, Inc. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of such forms furnished to the Company during or with respect to its fiscal year ended December 31, 2004 by the persons and entities filing same, the Company believes that during its fiscal year-ended December 31, 2004 all beneficial ownership reports required to be filed pursuant to Section 16(a) by directors and officers of the Company and by beneficial owners of more than 10% of the Company's outstanding Common Stock have been filed on a timely basis.

EXECUTIVE COMPENSATION

The compensation paid by the Company and its affiliates for each of the last three completed fiscal years to (i) the Chief Executive Officer ("CEO") and (ii) each of the four most highly compensated executive officers, other than the CEO, whose total annual salary and bonus exceeded $100,000, (the "Named Executive Officers") was as follows:

				Shares
				Underlying	All
Name and Principal Position	Year	Salary($)	Bonus($	Options(#)	Other($)

Charles M. Skibo	2004	0	--	--	$96,000(a)
CEO	2003	0	--	--	0
	2002	0	--	--	0

Robert V. McLemore	2004	0	--	--	$480,000 (b)
President	2003	$15,000	--	--	0
	2002	0	--	--	$1,040,975 (c)

Christine M. Carriker	2004	0	--	--	$98,000 (d)
	2003	$20,500	--	--	0
	2002	$38,005	--	--	$161,276 (e)

(a)	Represents an award of 200,000 shares of Common Stock pursuant to the Company’s 2004 Non-Qualified Stock Compensation Plan on September 27, 2004. On such date the closing price of the Common Stock on the Over-The-Counter Bulletin Board was $0.48. While Mr. Skibo reports this value for purposes of Item 402 of Regulation S-B, he advises that it may not represent the value of the 200,000 shares for federal income tax or other purposes because of the discount that would be attributed to such a large block of shares.

(b)	Represents an award of 1,000,000 shares of Common Stock pursuant to the Company’s 2004 Non-Qualified Stock Compensation Plan on September 27, 2004. On such date the closing price of the Common Stock on the Over-The-Counter Bulletin Board was $0.48. While Mr. McLemore reports this value for purposes of Item 402 of Regulation S-B, he advises that it may not represent the value of the 1,000,000 shares for federal income tax or other purposes because of the discount that would be attributed to such a large block of shares.

(c)	Represents an award of 10,000,000 Class B shares of Common Stock and 341 shares of Class A Common Stock of HouseRaising, Inc., a Delaware corporation, made on November 19, 2002. The fair market value per share is calculated by dividing stockholders' equity of HouseRaising, Inc. by the total number of shares outstanding at December 31, 2002, and amounts to $.104094. Accordingly, the aggregate fair market value awarded was equal to $1,040,975.

(d)	Represents three awards totaling 220,000 shares of Common Stock pursuant to the Company’s 2004 Non-Qualified Stock Compensation Plan in 2004. The closing price of the Common Stock on the date of each award was used to determine the fair market value for the three awards, or $98,000. While Ms. Carriker reports this value for purposes of Item 402 of Regulation S-B, she advises that it may not represent the value of the 220,000 shares for federal income tax or other purposes because of the discount that would be attributed to such a large block of shares.

(e)	Represents an award of 1,549,327 of Class A Common Stock of HouseRaising, Inc., a Delaware corporation, made on November 19, 2002. The fair market value per share is calculated by dividing stockholders’ equity of HouseRaising, Inc. by the total number of shares outstanding at December 31, 2002, and amounts to $.104094. Accordingly, the aggregate fair market value awarded was equal to $161,276.

In addition to the share issuances set forth above, Mr. Skibo has an option to purchase 5,000,000 shares of Common Stock, dated August 31, 2004, at a price of $.50 per share exercisable at any time during the ensuing ten year period whether or not he is an executive of the Company. The Company has agreed that in the event that Mr. Skibo’s fully diluted equity ownership drops below fifteen percent (15%) of the total outstanding and issued shares, then the Company has agreed to increase the number of shares covered by this option to bring Mr. Skibo’s shares to fifteen percent (15%), which increase shall not exceed an additional one million shares. The stock option shall vest 25% upon the closing of a qualified financing and the balance over a three year period, 33.4% of the balance vesting upon the closing of the first anniversary date of a qualified financing, 33.3% of the balance vesting upon the second anniversary date of the closing of a qualified financing, and the remainder vesting at the end of the third anniversary date of a qualified financing.

In addition, Mr. Skibo has an Employment Agreement, dated August 31, 2004, which provides that he shall be employed as Chairman and CEO of the Company for fifty-two months at an annual salary payable in Common Stock of the Company at the rate of 200,000 shares per quarter. After a qualified financing is closed by the Company, Mr. Skibo’s salary converts to $300,000 per year, payable at a rate of $25,000 per month for twelve months. Thereafter, his salary amounts to $28,750 per month for the second twelve months, $33,062 per month for the third twelve months, and $38,021 per month for the remaining months of the initial term. This employment contract is renewable at the option of the Board of Directors.

Mr. McLemore has an option to purchase 5,000,000 shares of Common Stock, dated September 1, 2004, at a price of $.50 per share exercisable at any time during the ensuing ten year period whether or not he is an executive of the Company. The Company has agreed that in the event that Mr. McLemore’s fully diluted equity ownership drops below fifteen percent (15%) of the total outstanding and issued shares, then the Company has agreed to increase the number of shares covered by this option to bring Mr. McLemore’s shares to fifteen percent (15%), which increase shall not exceed an additional one million shares. The stock option shall vest 25% upon the closing of a qualified financing and the balance over a three year period, 33.4% of the balance vesting upon the closing of the first anniversary date of a qualified financing, 33.3% of the balance vesting upon the second anniversary date of the closing of a qualified financing, and the remainder vesting at the end of the third anniversary date of a qualified financing.

In addition, Mr. McLemore has an Employment Agreement, dated September 1, 2004, which provides that he shall be employed as President of the Company for fifty months at an annual salary payable in Common Stock of the Company at the rate of 125,000 shares per quarter. After a qualified financing is closed by the Company, Mr. McLemore’s salary converts to $250,000 per year, payable at a rate of $20,833 per month for twelve months. Thereafter, his salary amounts to $23,958 per month for the second twelve months, $27,552 per month for the third twelve months, and $31,685 per month for the remaining months of the initial term. This employment contract is renewable at the option of the Board of Directors.

Ms. Carriker has been granted an option to purchase one million shares of Common Stock at a strike price of $1.25 per share, vesting over five years at one-fifth on the first anniversary date, and one-fifth on the ensuing anniversary dates thereafter. The period of the option is ten years. If for any reason the Company is sold during the five-year period, all shares would be immediately deemed vested and issued to Ms. Carriker.

Ms. Carriker has an Employment Agreement, dated January 1, 2005, which provides that she shall be employed as Senior Vice President and Chief Administrative Officer of the Company payable in Common Stock of the Company at the rate of 20,572 shares per quarter.

Sherron J. Skibo has an Employment Agreement, dated October 27, 2004, for a thirty-six (36) month period, which provides that she shall be employed as Chief Operating Officer of the Company payable in Common Stock of the Company at the rate of 100,000 shares for the initial six (6) months of employment. Commencing on the closing date of a qualified financing or on April 28, 2005 whichever should occur first, Ms. Skibo shall receive a gross base salary of $160,000 per year, payable at a rate of $13,333 per month for twelve months. Thereafter, her salary amounts to $16,666 per month for the second twelve months, $19,166 per month for the third twelve months. For any renewal terms, Ms. Skibo’s salary amounts will be payable at a rate of $19,166 per month unless increased by the President of the Company.

Finally, Ms. Skibo has been granted an option to purchase two million shares of Common Stock at a strike price of $.50 per share, exercisable at any time during the ensuing ten years. The stock option shall vest 25% upon the closing of a qualified financing and the balance over a three-year period, 33.4% of the balance vesting upon the first anniversary date of the closing of a qualified financing, and 33.3% of the balance vesting at the end of the third anniversary date of the closing of a qualified financing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no relationships of related party transactions to disclose for HouseRaising, Inc. and its affiliates.

INDEPENDENT AUDITORS

Financial statements of the Company and its consolidated subsidiaries are included in the Company's Annual Report to Stockholders for 2004. Traci Anderson, CPA has served as the independent auditor for the Company for the fiscal year ended December 31, 2004. The Company has proposed that Traci Anderson, CPA be selected to serve in such capacity for the fiscal year ending December 31, 2005, subject to formal approval at the Annual Meeting of Shareholders. Representatives of Ms. Anderson’s firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are also expected to be available to respond to appropriate questions.

Aggregate fees and costs for professional services rendered for the audit of the Company's financial statements for the year ended December 31, 2004 and for reviewing the financial statements included in the Company's Form 10-KSB for the year ended December 31, 2004 will be $16,000.

QUORUM FOR MEETING

The Bylaws of the Company require, for a quorum, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of capital stock of the Company entitled to vote.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposal intended to be presented by a stockholder at the Company's 2005 Annual Meeting of Stockholders must be received in writing at the Company's principal executive offices by no later than March 23, 2005.

By Order of the Board of Directors

Date: March 9, 2005	By:	/s/ Christine M. Carriker
Name: Christine M. Carriker
Title: Secretary